Exhibit 26(h)(9)(d)

Amendment No. 4 to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin Templeton Distributors, Inc.

United Investors Life Insurance Company

United Securities Alliance, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), United Investors Life Insurance Company (“you”), and United Securities Alliance, Inc., your distributor, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated May 15, 2000 and subsequently amended November 1, 2000, November 15, 2003 and May 3, 2004 (the “Agreement”). The parties now desire to amend the Agreement in this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedules C, D and F of the Agreement are deleted and replaced in their entirety with the Schedules C, D and F attached hereto, respectively.

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed effective as of September 1, 2005.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST		UNITED INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Karen L. Skimore	By:	/s/ John H. Livingston
Name:	Karen L. Skidmore	Name:	John H. Livingston
Title:	Assistant Vice President	Title:	Secretary and Counsel

FRANKLIN TEMPLETON DISTRIBUTORS, INC.		UNITED SECURITIES ALLIANCE, INC.

By:	/s/ Scott M. Lee	By:	/s/ Joe Padilla
Name:	Scott M. Lee	Name:	Joe Padilla
Title:	Senior Vice President	Title:	President

Schedule C

Available Portfolios and Classes of Shares of the Trust; Investment Advisers

Franklin Templeton Variable Insurance Products Trust	Investment Adviser
Franklin Large Cap Value Securities Fund, Class 2	Franklin Advisory Services, LLC

Franklin Real Estate Fund, Class 2	Franklin Advisers, Inc.

Franklin Zero Coupon Fund, Class 2	Franklin Advisers, Inc.

Templeton Foreign Securities Fund, Class 2	Templeton Investment Counsel, LLC

Templeton Global Asset Allocation Fund, Class 2	Templeton Investment Counsel, LLC

Templeton Global Income Securities Fund, Class 2	Franklin Advisers, Inc.

Schedule D

Contracts of the Company

#	Company Name	Product Name Registered Y/N 1933 Act # State Form ID	Separate Account Name Registration Date 1940 Act #	Classes of Shares and Portfolios

1	United Investors Life Insurance Company	Titanium Investor Variable Universal Life Yes 333-89875 TL99	Titanium Universal Life Variable Account September 15, 1999 811-09675

Class 2 shares of:

Franklin Large Cap Value Securities Fund

Franklin Real Estate Fund

Franklin Zero Coupon Fund - 2010

Templeton Foreign Securities Fund

Templeton Global Asset Allocation Fund

Templeton Global Income Securities Fund

2	United Investors Life Insurance Company	Titanium Investor Variable Annuity Yes 333-43022 TVA	Titanium Annuity Variable Account September 15, 1999 811-10035

Class 2 shares of:

Franklin Large Cap Value Securities Fund

Franklin Real Estate Fund

Franklin Zero Coupon Fund - 2010

Templeton Foreign Securities Fund

Templeton Global Asset Allocation Fund

Templeton Global Income Securities Fund

Schedule F

Rule 12b-1 Plans of the Trust

Compensation Schedule

Each Portfolio named below shall pay the following amounts pursuant to the terms and conditions referenced below under its Class 2 Rule 12b-1 Distribution Plan, stated as a percentage per year of Class 2’s average daily net assets represented by shares of Class 2.

Portfolio Name	Maximum Annual Payment Rate
Franklin Large Cap Value Securities Fund	0.25%
Franklin Real Estate Fund	0.25%
Franklin Zero Coupon Fund	0.25%
Templeton Foreign Securities Fund	0.25%
Templeton Global Asset Allocation Fund	0.25%
Templeton Global Income Securities Fund	0.25%

Agreement Provisions

If the Company, on behalf of any Account, purchases Trust Portfolio shares (“Eligible Shares”) which are subject to a Rule 12b-1 plan adopted under the 1940 Act (the “Plan”), the Company may participate in the Plan.

To the extent the Company or its affiliates, agents or designees (collectively “you”) provide any activity or service which is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares (“Rule 12b-1 Services”) or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, “we”) may pay you a Rule 12b-1 fee. “Rule 12b-1 Services” may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares (“Contract Owners”), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under NASD rules. Your acceptance of such compensation is your acknowledgment that eligible services have been rendered. All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the Compensation Schedule stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the “annual maximums” in the Portfolio’s prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio’s net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-1 fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July and October.

You shall furnish us with such information as shall reasonably be requested by the Trust’s Boards of Trustees (“Trustees”) with respect to the Rule 12b-1 fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement (“Disinterested Trustees”). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty (60) days’ written notice, without payment of any penalty. The Plans may also be terminated by any act that terminates the Underwriting Agreement between the Underwriter and the Trust, and/or the management or administration agreement between Franklin Advisers, Inc. and its affiliates and the Trust. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-1, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio’s Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency.

You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-1 fees received from us in the prospectus of the Contracts.

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